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                                                                   EXHIBIT 10.6

                               AGREEMENT REGARDING
                                CHANGE IN CONTROL

          THIS AGREEMENT ("Agreement"), is made and entered into as of the 20th day of June, 2003 (the "Effective Date") by and between Abbott Laboratories (the "Company") and _____________ (the "Executive") and amends and restates, in its entirety, an Agreement regarding Change in Control dated as of the 1st day of January, 2000, as amended and restated on the 8th day of December, 2000, also by and between the Company and the Executive (the "Original Agreement");

                                WITNESSETH THAT:

          WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel, and the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, a change in control might occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

          WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company;

          NOW, THEREFORE, to induce the Executive to remain in the employ of the Company and in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:

          1. AGREEMENT TERM. The initial "Agreement Term" shall begin on the Effective Date and shall continue through December 31, 2005. As of December 31, 2003, and as of each December 31 thereafter, the Agreement Term shall extend automatically to the third anniversary thereof unless the Company gives notice to the Executive prior to the date of such extension that the Agreement Term will not be extended. Notwithstanding the foregoing, if a Change in Control (as defined in Section 7 below), occurs during the Agreement Term, the Agreement Term shall continue through and terminate on the second anniversary of the date on which the Change in Control occurs.

          2. ENTITLEMENT TO CHANGE IN CONTROL BENEFITS. The Executive shall be entitled to the Change in Control Benefits described in Section 3 hereof if the Executive's employment by the Company is terminated during the Agreement Term but after a Change in Control (i) by the Company for any reason other than Permanent Disability or Cause, (ii) by the Executive for Good Reason or (iii) by the Executive for any reason during the 30-day period commencing on the first date which is six months after the date of the Change in Control. For purposes of this Agreement:

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               (a)  A termination of the Executive's employment shall be treated as a termination by reason of "Permanent Disability" only if, due to a mental or physical disability, the Executive is absent from the full time performance of duties with the Company for a period of at least twelve consecutive months and fails to return to the full time performance of duties within 30 days after receipt of a demand by the Company to do so.

               (b) The term "Cause" shall mean the willful engaging by the Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

               (c) The term "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's express written consent:

                    (i) a significant adverse change in the nature, scope or status of the Executive's position, authorities or duties from those in effect immediately prior to the Change in Control, including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

                    (ii) the failure by the Company to pay the Executive any portion of the Executive's current compensation, or to pay the Executive any portion of any installment of deferred compensation under any deferred compensation program of the

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                           Company, within seven days of the date such
                           compensation is due;

                    (iii) a reduction in the Executive's annual base salary (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

                    (iv) the failure by the Company to award the Executive an annual bonus in any year which is at least equal to the annual bonus, awarded to the Executive under the annual bonus plan of the Company for the year immediately preceding the year of the Change in Control;

                    (v) the failure by the Company to award the Executive equity-based incentive compensation (such as stock options, shares of restricted stock, or other equity-based compensation) on a periodic basis consistent with the Company's practices with respect to timing, value and terms prior to the Change in Control;

                    (vi) the failure by the Company to continue to provide the Executive with the welfare benefits, fringe benefits and perquisites enjoyed by the Executive immediately prior to the Change in Control under any of the Company's plans or policies, including, but not limited to, those plans and policies providing pension, life insurance, medical, health and accident, disability, vacation, executive automobile, executive tax or financial advice benefits or club dues;

                    (vii) the relocation of the Company's principal executive offices to a location more than thirty-five miles from the location of such offices immediately prior to the Change in Control or the Company requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel to the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control; or

                    (viii) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to

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                           assume and agree to perform this Agreement as
                           contemplated by Section 16.

                    For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Executive that Good Reason exists shall be conclusive.

          3. CHANGE IN CONTROL BENEFITS. In the event of a termination of employment entitling the Executive to benefits in accordance with Section 2, the Executive shall receive the following:

               (a) The Executive shall be entitled to receive the following employee welfare benefits: medical, accident, dental, prescription, and life insurance coverage for the Executive (and, where applicable under the Company's welfare benefit plans, the Executive's family) through the third anniversary of the Executive's date of termination of employment, or, if earlier, the date on which the Executive becomes employed by another employer. The benefits provided by the Company shall be no less favorable in terms of coverage and cost to the Executive than those provided under the Company's welfare benefit plans applicable to the Executive (and, where applicable, the Executive's family) prior to the Change in Control, determined as if the Executive remained in the employ of the Company through such third anniversary. For purposes of determining eligibility of the Executive for retiree welfare benefits, the Executive shall be considered to have remained in the employ of the Company through such third anniversary.

               (b) If the Executive's date of termination occurs after the end of a performance period applicable to an annual incentive (bonus) award, and prior to the payment of the award for the period, the Executive shall be entitled to a lump sum payment in cash no later than twenty (20) business days after the date of termination equal to the greatest of (i) the Executive's annual incentive (bonus) award for that period, as determined under the terms of that incentive award arrangement, (ii) the Executive's annual incentive (bonus) award for that period, with the determination of the amount of such award based on an assumption that the target level of performance had been achieved or (iii) the Participant's average annual incentive (bonus) award for the three annual performance periods preceding that period (provided that if the Participant was not a participant in the incentive award arrangement for any of those three prior years, the

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                    averaging period shall be reduced from three years to the
                    number of years during the three year period in which the Participant was a participant; and further provided that if the Participant's award for any such year was reduced because the Participant was not a participant for the full year, such amount shall be annualized for purposes of the computation in this clause (iii)).

               (c) For any annual incentive (bonus) plan or arrangement in which the Executive participates for the performance period in which the Executive's termination of employment occurs, the Executive shall be entitled to a lump sum payment in cash no later than twenty (20) business days after the date of termination equal to the greater of (i) the Executive's annual incentive (bonus) award for the performance period that includes the date of termination, with the determination of the amount of such award based on an assumption that the target level of performance has been achieved or (ii) the Executive's average annual incentive (bonus) award for the three annual performance periods preceding the performance period that includes the date of termination (provided that if the Executive was not a participant in the incentive award arrangement for any of those three prior years, the averaging period shall be reduced from three years to the number of years during the three year period in which the Executive was a participant; and further provided that if the Executive's award for any such year was reduced because the Executive was not a participant for the full year, such amount shall be annualized for purposes of the computation in this clause
                    (ii)); provided that such payment shall be subject to a pro-rata reduction to reflect the number of days in the performance period following the date of termination. The amount payable under this paragraph (c) shall be in lieu of any amounts that may otherwise be due to the Executive with respect to any annual incentive (bonus) plan or arrangement in which the Executive participates for the performance period in which the Executive's date of termination occurs.

               (d) The Executive shall be entitled to a lump sum payment in cash no later than twenty business days after the Executive's date of termination equal to the sum of:

                    (i) an amount equal to three times the Executive's annual salary rate in effect on the date of the

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                           Change in Control or, or if greater, as in effect
                           immediately prior to the date of termination; plus

                    (ii) an amount equal to three times the greater of (x) the Executive's annual incentive (bonus) award for the performance period that includes the date of the Executive's termination of employment, with the determination of the amount of such award based on an assumption that the target level of performance has been achieved or (y) the Executive's average annual incentive (bonus) award for the three annual performance periods preceding the performance period that includes the date of termination (provided that if the Executive was not a participant in the incentive award arrangement for any of those three prior years, the averaging period shall be reduced from three years to the number of years during the three year period in which the Executive was a participant; and further provided that if the Executive's award for any such year was reduced because the Executive was not a participant for the full year, such amount shall be annualized for purposes of the computation in this subparagraph
                           (ii)).

                    The amount payable under this paragraph (d) shall be inclusive of the amounts, if any, to which the Executive would otherwise be entitled as severance pay under any severance pay plan, or by law and shall be in addition to (and not inclusive of) any amount payable under any written agreement(s) directly between the Executive and the Company or any of its subsidiaries.

               (e) The Executive shall be entitled to benefits under the Abbott Laboratories Supplemental Pension Plan (the "Supplemental Plan") which shall be determined as if the Executive had been credited for benefit accrual purposes with three additional years of service and three additional years of eligible earnings at the higher of the Executive's eligible earnings on the date of termination or the Executive's eligible earnings on the date of the Change in Control and, for purposes of determining the Executive's eligibility for subsidized early retirement benefits, determined as if the Executive were three years older than the Executive's actual age on the date of termination. For purposes of this paragraph (e), "eligible earnings" shall include salary, annual incentive (bonus) awards and all

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                    other forms of compensation used to calculate benefits under the Supplemental Plan. The amounts of the annual incentive (bonus) awards shall be calculated in accordance with this paragraph (e) and, to the extent applicable, paragraphs (b) and (c) above. The Executive's benefits under the Supplemental Plan shall be determined, paid and administered without regard to any termination or amendment (including any amendment affecting actuarial factors) of such plan or of any other plan, which is adopted on or after a Change in Control or in contemplation of a Change in Control and, subject to paragraph (f) below, shall be paid in accordance with the terms of that plan and the Executive's elections under that plan. Within twenty (20) days of Executive's date of termination, the Company shall provide the Executive with all forms, elections and materials required in connection with the funding or payment of the Executive's benefits under that plan. Within twenty (20) days of the Company's receipt of properly executed and completed forms, elections and other required materials from the Executive, the Company shall fund the additional benefits to the extent provided by the terms of such plan.

               (f) The Executive shall be entitled to elect that all or any portion of the amounts payable under paragraphs 3(b) and 3(c) and subparagraph 3(d)(ii) above (less applicable tax withholding) be paid directly to a grantor trust established by the Executive to the same extent as bonuses payable under the 1986 Abbott Laboratories Management Incentive Plan, the 1998 Abbott Laboratories Performance Incentive Plan, or any successor plans thereto with all of the rights and entitlements attendant thereto.

               (g) The Company shall provide the Executive with outplacement services and tax and financial counseling suitable to the Executive's position through the third anniversary of the date of the Executive's termination of employment, or, if earlier, the date on which the Executive becomes employed by another employer.

               If the Executive is a participant in the 1998 Abbott Laboratories Performance Incentive Plan or any successor thereto, the Executive's annual incentive (bonus) award for the performance period which includes the date of termination under paragraphs (c) and (d)(ii) above and, if applicable, for the period preceding the date of termination under paragraph (b) shall, be determined under the bonus levels communicated in writing to the Executive by the Company for such year and shall not be the Executive's individual base award allocation as defined in Section 4.2 of the 1998

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Abbott Laboratories Performance Incentive Plan (or any corresponding provision of any successor plan).

          4. MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Except as set forth in paragraph 3(a) with respect to benefits, the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after the Executive's termination of employment with the Company, or any amounts which might have been earned by the Executive in other employment had the Executive sought such other employment.

          5. MAKE-WHOLE PAYMENTS. If any payment or benefit to which the Executive (or any person on account of the Executive) is entitled, whether under this Agreement or otherwise, in connection with a Change in Control or the Executive's termination of employment (a "Payment") constitutes a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and as a result thereof the Executive is subject to a tax under section 4999 of the Code, or any successor thereto, (an "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Make-Whole Amount") which is intended to make the Executive whole for such Excise Tax. The Make-Whole Amount shall be equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii).

               (a) For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

               (b) All calculations under this Section 5 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or the Executive's tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

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               (c)  If the Executive gives written notice to the Company of any objection to the results of the Company's calculations within 60 days of the Executive's receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this Section 5 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

               (d) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

               (e) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this Section 5, the Executive agrees to contest the claim with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:

                    (i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as

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                           if such advance were an Excise Tax, in which case the
                           Executive will act promptly in accordance with such instructions.

                    (ii) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; PROVIDED, HOWEVER, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; PROVIDED, HOWEVER, that the Executive may take any such action if the Executive waives in writing the Executive's right to a payment under this Section 5 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 5. Provided that the Executive is in compliance with the provisions of this section, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys' fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

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               (f)  Should a Tax Authority finally determine that an additional
                    Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Executive in a manner consistent with this Section 5 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

          6. TERMINATION DURING POTENTIAL CHANGE IN CONTROL. If a Potential Change in Control (as defined in Section 8) occurs during the Agreement Term, and the Company terminates the Executive's employment for reasons other than Permanent Disability or Cause during such Potential Change in Control, the Executive shall be entitled to receive the benefits that the Executive would have received under Section 3, such benefits to be calculated based upon the Executive's compensation prior to the actual termination of employment but paid within 20 business days of the date of such termination.

          7. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

               (a) the date any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

               (b) the date on which the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at

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                    least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

               (c) the date on which there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation (A) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof and (B) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

               (d) the date on which the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company

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                    or any subsidiary of the Company, in substantially the same proportions as their ownership of the Company immediately prior to such sale.

               Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

               For purposes of this Agreement: "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include
               (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          8. POTENTIAL CHANGE IN CONTROL. A "Potential Change in Control" shall exist during any period in which the circumstances described in paragraphs (a),
(b), (c) or (d), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

               (a) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this paragraph (a) shall cease to exist upon the expiration or other termination of all such agreements;

               (b) Any Person (without regard to the exclusions set forth in subsections (i) through (iv) of such definition) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control

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                    described in this paragraph (b) shall cease to exist upon
                    the withdrawal of such intention, or upon a determination by the Board that there is no reasonable chance that such actions would be consummated;

               (c) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates);

               (d) The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this paragraph (d) shall cease to exist upon a determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

          9. STOCK AND OPTION AWARDS. With respect to any award granted to the Executive under the Company's 1996 Incentive Stock Program (the "Program"), any Prior Program (as defined in the Program) or any successor program, the following shall apply:

               (a) if the award (other than incentive stock options granted pursuant to Section 422 of the Internal Revenue Code (each an "Incentive Stock Option") prior to the first date on which the Original Agreement was executed) includes a provision substantially similar to the provision contained in the first paragraph in Appendix A, then after a Change in Control no forfeiture shall be effected pursuant to such provision unless the Executive shall have been terminated for "Cause" within the meaning of paragraph 2(b) above;

               (b) if the award (other than an Incentive Stock Option granted prior to the Effective Date) includes a provision substantially similar to the provision contained in the second paragraph in Appendix A, then after a Change in Control no forfeiture shall be effected pursuant to such provision unless the Executive shall have been terminated for "Cause" within the meaning of paragraph 2(b) above; and

               (c) if the Executive becomes entitled to Change in Control Benefits under Section 2 above, then in determining the

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                    Executive's rights with respect to that award, other than
                    Incentive Stock Options granted prior to the later of:

                    (i)    December 8, 2000, or

                    (ii) the first date on which the Original Agreement was executed, the Executive shall be treated as having incurred a termination of employment due to retirement.

          10. WITHHOLDING. All payments to the Executive under this Agreement will be subject to withholding of applicable taxes. The Company shall withhold the applicable taxes in an amount calculated at the minimum statutory rate and shall pay the amount so withheld to the appropriate tax authority.

          11. NONALIENATION. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

          12. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

          13. APPLICABLE LAW. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

          14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

          15. WAIVER OF BREACH. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

          16. SUCCESSORS, ASSUMPTION OF CONTRACT. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive's death, the Executive's heirs and estate shall succeed to such rights and benefits pursuant to the Executive's will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

          17. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

               (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

               (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

               (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

     to the Company:

          Senior Vice President, Human Resources
          Abbott Laboratories
          100 Abbott Park Road
          Abbott Park, Illinois 60064

     with a copy (which shall not constitute notice) to:

          General Counsel and Secretary
          Abbott Laboratories
          100 Abbott Park Road
          Abbott Park, Illinois 60064

     or to the Executive:

          Name
          Address
          City, State Zip

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

          18. RESOLUTION OF ALL DISPUTES. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) (a "Dispute") shall be settled by alternative dispute resolution procedures in accordance with Appendix B hereto. During the pendency of any Dispute, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the Dispute was given (including, but not limited to, salary) and continue the Executive (and, where applicable, the Executive's family) as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the Dispute was given, until such Dispute is resolved.

          19. LEGAL AND ENFORCEMENT COSTS. The provisions of this Section 19 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcing any and all rights under this Agreement or any other compensation plan maintained by the Company, including, but not limited to, the Abbott Laboratories Deferred Compensation Plan, the Abbott Laboratories 1991 Incentive Stock Program, the Abbott Laboratories 1996 Incentive Stock Program, the 1998 Abbott Laboratories Performance Incentive Plan, the Abbott Laboratories 401(k) Supplemental Plan, the Abbott Laboratories Supplemental Pension Plan, the 1986 Abbott Laboratories Management Incentive Plan or, in each case, any trust adopted pursuant thereto:

               (a) The Executive shall be entitled to recover from the Company reasonable attorneys' fees, costs and expenses incurred in connection with such enforcement or defense.

               (b) Payments required under this Section 19 shall be made by the Company to the Executive (or directly to the Executive's attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys' fees, costs, and expenses.

               (c) The Executive shall be entitled to select legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 19 be reasonable.

               (d) The Executive's rights to payments under this Section 19 shall not be affected by the final outcome of any dispute with the Company.

          20. SURVIVAL OF AGREEMENT. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

          21. ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, between the parties relating to the subject matter hereof including but not limited to the Original Agreement; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the subsidiaries.

          22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

          IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed on this _____ day of ___________, 2003, all as of the Effective Date.


                                        ----------------------------------------
                                        EXECUTIVE


                                        ABBOTT LABORATORIES


                                        By
                                        ----------------------------------------

                                        Its
                                        ----------------------------------------
ATTEST:


------------------------------
          (Seal)

                                   APPENDIX A

                      AGREEMENT REGARDING CHANGE IN CONTROL
                  FORFEITURE PROVISION REFERENCED IN SECTION 9

          Notwithstanding paragraphs (x*), (y*) and (z*), these options (this restricted stock award, etc.) shall immediately terminate (be forfeited), if in the sole opinion and discretion of the Compensation Committee or its delegate, the employee (a) engages in a material breach of the company's Code of Business Conduct; (b) commits an act of fraud, embezzlement or theft in connection with the employee's duties or in the course of employment; or (c) wrongfully discloses secret processes or confidential information of the company or its subsidiaries.

          Notwithstanding paragraphs (x*), (y*) and (z*), these options shall immediately terminate in the event the employee engages directly or indirectly, for the benefit of the employee or others, in any activity, employment or business during employment or within twelve (12) months after the date of termination or retirement which, in the sole opinion and discretion of the compensation committee or its delegate, is competitive with the company or any of its subsidiaries.

----------
* Provisions contained in the agreements pertaining to nonforfeiture for death, disability, etc.

                                   APPENDIX B

                      AGREEMENT REGARDING CHANGE IN CONTROL
                    ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

          The parties to the Agreement Regarding Change in Control dated as of the 20th day of June, 2003 (the "Agreement") recognize that a bona fide dispute as to certain matters may arise from time to time during the term of the Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between the Executive and the Company within twenty-eight (28) days after such notice is received (all references to "days" in the ADR provision are to calendar days).

          If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight
(28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

          1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

          2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

               (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a CURRICULUM VITAE for each candidate. No candidate shall be an employee, director or shareholder of either party or any of their subsidiaries or affiliates.

               (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

               (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

               (d)  If the parties collectively have identified fewer than three
                    (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five
                    (5) candidates, in which case the procedures set forth in subparagraphs 2(a)-2(d) shall be repeated.

          3.   No earlier than twenty-eight (28) days or later than fifty-six
(56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of the subsidiaries or affiliates.

          4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

               (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

               (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

               (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

               (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty
                    (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding. Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including deposition, interrogatories, requests for admissions or production of documents.

          5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

               (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

               (b) Each party shall be entitled, but not required, to make an opening statement, to present regular or rebuttal testimony, documents or other evidence, to cross-examine witnesses and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

               (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised, but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence and closing arguments shall proceed in the same sequence.

               (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

               (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

          6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

          7.   The neutral shall rule on each disputed issue within fourteen
(14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

          8. The neutral shall be paid a reasonable fee plus expenses by the Company. The Company shall bear its own fees and expenses. The Executive's fees and expenses shall be paid or reimbursed by the Company to the extent provided by the Agreement.

          9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

          10. Except as provided in Section 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.